Exhibit 99.2

News Release

Investor Relations Contact:	Corporate Communications Contact:
Sonia Segovia, IR Coordinator	Abbie Kendall, Principal
PDF Solutions, Inc.	Armstrong Kendall, Inc.
Tel: (408) 938-6491	Tel: (503) 672-4681
Email: sonia.segovia@pdf.com	Email: abbie@akipr.com

PDF Solutions® Provides Financial Outlook For
The Second and Third Quarters of Fiscal 2005

     SAN JOSE, Calif.—April 21, 2005—PDF Solutions, Inc. (Nasdaq: PDFS), the leading provider of process-design integration technologies to enhance IC manufacturability, today provided its updated financial outlook for the second and third fiscal quarters ending June 30, 2005 and September 30, 2005, respectively.

     As guided previously, PDF Solutions expects total revenue in the range of $18.6 million to $19.4 million for the second fiscal quarter ending June 30, 2005. Gain share revenue for the second quarter is now expected to be in a range of $2.1 million to $2.5 million. On a GAAP basis, net income for the second fiscal quarter of 2005 is projected in a range of $1.3 million to $1.8 million, or $0.05 to $0.07 per diluted share, no change from prior guidance.

     For the third fiscal quarter ending September 30, 2005, PDF Solutions expects total revenue in the range of $19.4 million to $20.2 million. On a GAAP basis, net income for the third fiscal quarter of 2005 is projected in a range of $1.7 million to $2.2 million, or $0.06 to $0.08 per diluted share.

     In addition to using GAAP results in evaluating PDF Solutions’ business, management also believes it useful to measure results using a non-GAAP measure of net income, which excludes amortization of stock-based compensation and acquired intangible assets. Non-GAAP net income for the second fiscal quarter ending June 30, 2005 is projected in a range of $2.4 million to $2.9 million, or $0.09 to $0.11 per diluted share, also no change from prior guidance. Non-GAAP net income for the third fiscal quarter ending September 30, 2005 is projected in a range of $2.8 million to $3.3 million, or $0.10 to $0.12 per diluted share.

-more-

     As previously announced, PDF will hold a live conference call beginning at 3:00 p.m. Pacific Time/6:00 p.m. Eastern Time today to discuss its first quarter 2005 results and financial outlook for the second and third fiscal quarters of 2005. A live webcast of this conference call will be available on PDF Solutions’ website at http://ir.pdf.com/medialist.cfm. A replay of the call will be available at the same website address beginning approximately two hours after completion of the live call. Further, a copy of this press release, including the disclosure and reconciliation of certain non-GAAP financial measures to the most directly comparable GAAP measure, which non-GAAP measures may be used periodically by PDF Solutions’ management when discussing financial results with investors and analysts, will be available on the company’s website at http://www.pdf.com/news_archive.phtml following the date of this release.

Effectiveness of Guidance
The outlook set forth above represents PDF Solutions’ expectations only as of the date of this release, and should not be viewed as a statement about PDF Solutions’ expectations after this date. Although this release will remain available on PDF Solutions’ website, its continued availability does not indicate that PDF Solutions is reaffirming or confirming its continued validity. PDF Solutions does not intend to report on its progress, or provide comments to analysts or investors on, or otherwise, update such guidance until it releases its quarterly results.

About PDF Solutions
PDF Solutions, Inc. (Nasdaq: PDFS) is the leading provider of process-design integration technologies for manufacturing integrated circuits (ICs). PDF Solutions’ software, methodologies and services enable semiconductor companies to create IC designs that can be more easily manufactured using manufacturing processes that are more capable. By simulating deep sub-micron product and process interactions, the PDF solution offers clients reduced time to market, increased IC yield and performance, and enhanced product reliability and profitability. Headquartered in San Jose, Calif., PDF Solutions operates worldwide with additional offices in Europe and Japan. For more information, visit www.pdf.com.

PDF Solutions® is a registered trademark of PDF Solutions, Inc.

Forward-Looking Statements
The statements in this press release regarding PDF Solutions’ 2005 second and third fiscal quarter outlook, including expected revenue, net income and net income per share, are forward looking. Actual results could differ materially from those expressed in these forward-looking statements. Risks and uncertainties that could cause results to differ materially include risks associated with: any unforeseen industry changes; difficulties in modifying PDF’s solutions on a timely basis; and changes in the marketplace for our solutions, including the introduction of products or services competitive with PDF Solutions’ products and services. Readers should also refer to the risk disclosures set forth in PDF Solutions’ periodic public filings with the Securities and Exchange Commission, including, without limitation, its annual report on Form 10-K, most recently filed on March 16, 2005, and its quarterly reports on Form 10-Q, most recently filed on November 9, 2004. The forward-looking statements contained in this release are made as of the date hereof, and PDF Solutions does not assume any obligation to update such statements nor the reasons why actual results could differ materially from those projected in such statements.

-more-

PDF SOLUTIONS, INC.
RECONCILIATION OF PROJECTED GAAP NET INCOME TO PROJECTED
NON-GAAP NET INCOME
(In thousands, except per share data)

	Three Months Ending
PROJECTED RESULTS	June 30, 2005

GAAP net income per share — diluted	$0.05	to	$0.07

GAAP net income	$1,335	to	$1,835
Stock-based compensation amortization	30		30
Amortization of acquired intangible assets, net of taxes	1,050		1,050

Non-GAAP net income	$2,415	to	$2,915

Non-GAAP net income per share — diluted	$0.09	to	$0.11

Weighted average common shares — diluted	27,550		27,550

	Three Months Ending
PROJECTED RESULTS	September 30, 2005

GAAP net income per share — diluted	$0.06	to	$0.08

GAAP net income	$1,675	to	$2,175
Stock-based compensation amortization	25		25
Amortization of acquired intangible assets, net of taxes	1,050		1,050

Non-GAAP net income	$2,750	to	$3,250

Non-GAAP net income per share — diluted	$0.10	to	$0.12

Weighted average common shares — diluted	27,850		27,850

-more-

Use of Non-GAAP Information
In addition to providing results that are determined in accordance with Generally Accepted Accounting Principles (GAAP), PDF Solutions also provides certain Non-GAAP financial measures that exclude certain charges as additional information relating to its operating results. PDF Solutions’ management believes that the presentation of these measures provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations. PDF Solutions has also chosen to provide this information to investors to enable them to perform meaningful comparisons of PDF Solutions’ past, present and future operating results. These measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. The calculations of non-GAAP financial measures have been adjusted to exclude the effects of amortization of stock-based compensation and acquired intangible assets.

###